Investors Bancorp, Inc. Announces the Completion of the Acquisition of Marathon Banking Corporation

SHORT HILLS, N.J. and ASTORIA, N.Y., Oct. 16, 2012 /PRNewswire/ -- Investors Bancorp, Inc. (NASDAQ:ISBC) ("Company") and Marathon Banking Corporation jointly announced today the completion of Investors Bancorp, Inc.'s acquisition of Marathon Banking Corporation effective as of the close of business October 15, 2012. The combined institution has approximately $12.4 billion in assets, $8.7 billion in deposits and 100 branch locations.

"Investors Bancorp's acquisition of Marathon Banking Corporation is the combination of two financially sound banks with deep commitments to their customers and the communities they serve," said Kevin Cummings, President and CEO of Investors Bancorp, Inc. "The addition of Marathon more than doubles our branch network in the New York market and provides opportunities for us to enhance our commercial franchise."

About Investors Bancorp

Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey, and one hundred branch offices located throughout northern and central New Jersey and New York.

Forward Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT: Domenick Cama, ISBC, +1-973-924-5105, dcama@myinvestorsbank.com